Exhibit 16.1

February 13, 2008

Securities and Exchange Commission
100 F Street N. E.
Washington, DC 20549

Commissioners:

We have read the statements made by Zealous Trading Group, Inc. under Item 4.02 of its Form 8-K dated February 13, 2008. We agree with the statement made that on January 14, 2008, we discussed with the Registrant, that based upon our in-process Statement on Auditing Standards No. 100, Interim Financial Information  review of their quarterly period ended November 30, 2007 financial information, we believed that there were material errors related to the Registrant’s accounting for certain financing transactions and share-based payments. However, we had not completed our review of the calculations of the actual amounts of the errors. We agree with the statement made that these errors related to the quarterly period ended August 31, 2007, which was previously filed on Form 10-QSB and as such, the financial statements included in that report should no longer be relied upon. We also agree with the statement made that the members of management, who participated in the aforementioned discussion, included those officers and directors who are responsible for the adequacy and accuracy of the disclosures in its filings.

We are not in a position to agree or disagree with other statements made under Item 4.02, or as to the calculations of the actual amounts of these errors, since our auditor/client relationship ceased prior to the completion of our review.

Very Truly Yours,

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP